CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectus and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information, each dated August 1, 2022, and each included in this Post-Effective Amendment No. 55 to the Registration Statement (Form N-1A, File No. 333-26513) of Dreyfus Institutional Preferred Government Plus Money Market Fund (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated May 23, 2022, with respect to the financial statements and financial highlights of Dreyfus Institutional Preferred Government Plus Money Market Fund, the sole fund constituting Dreyfus Institutional Preferred Money Market Funds, included in the Annual Report to Shareholders (Form N-CSR) for the year ended March 31, 2022, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

New York, New York

July 26, 2022